Exhibit (j)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 67 & 69 to the Registration Statement No. 811-04707 on Form N-1A of Fidelity Advisor Series II, of our report dated February 11, 2004 appearing in the Annual Report to Shareholders of Fidelity Advisor Strategic Income Fund for the year ended December 31, 2003.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
February 26, 2004